                                                                   EXHIBIT 10.55









                              AMENDED AND RESTATED
                            CLINIC SERVICES AGREEMENT


                                  by and among


                   Cleveland Ear, Nose and Throat Center, Inc.


                              PSC Management Corp.


                                       and


                           Physicians' Specialty Corp.





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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


Section 1.      Definitions...................................................1
   1.1         Clinic.........................................................1
   1.2         Clinic Expenses................................................1
   1.3         GAAP...........................................................3
   1.4         Net Clinic Revenues............................................3
   1.5         Physician Shareholders.........................................3
   1.6         Practice Employees.............................................3
   1.7         Pre-Distribution Margin........................................4

Section 2.      Advisory Board................................................4
   2.1         Formation and Operation of the Advisory Board..................4
   2.2         Functions of the Advisory Board................................4

Section 3.      Obligations of Manager........................................6
   3.1         Provision of Management Services...............................6
   3.2         Medical Offices................................................6
   3.3         Furniture, Fixtures and Equipment..............................6
   3.4         Financial Planning and Goals...................................6
   3.5         Business Office Services.......................................7
   3.6         Deposit of Net Clinic Revenues.................................9
   3.7         Revenue Reports................................................9
   3.8         Support Services...............................................9
   3.9         Administrator..................................................9
   3.10        Personnel......................................................9
   3.11        Clinic Professional Services..................................10
   3.12        Patient and Financial Records.................................10
   3.13        Physician Recruitment.........................................11
   3.14        Expansion of Clinic...........................................11
   3.15        Performance of Business Office Services.......................11
   3.16        Force Majeure.................................................11
   3.17        Non-Clinic Expenses...........................................11
   3.18        Budgets.......................................................12

Section 4.      Obligations of Practice......................................13
   4.1         Non-Clinic Expenses...........................................13
   4.2         Professional Standards........................................13
   4.3         Provider and Payor Relationships..............................15
   4.4         Physician Powers of Attorney..................................15
   4.5         Restrictive Covenants.........................................15
   4.6         Professional Dues and Education Expenses......................17
   4.7         Cooperation...................................................17
   4.8         Corporation and Employment Agreements.........................17




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

Section 5.      Practice Compensation........................................18
   5.1         Compensation to Manager.......................................18
   5.2         Payment of Clinic Expenses....................................18
   5.3         Draws.........................................................18
   5.4         Determination and Payment of Practice Compensation............19
   5.5         Assignment of Fees for Medical Services.......................19

Section 6.      Term and Termination.........................................21
   6.1         Term..........................................................21
   6.2         Termination...................................................21
   6.3         Duties and Remedies Upon Expiration or Termination............22
   6.4         Repurchase of Assets..........................................23
   6.5         Closing of Repurchase of Assets...............................25

Section 7.      Representations and Warranties of Practice...................25
   7.1         Organization and Good Standing................................26
   7.2         No Violations.................................................26
   7.3         Financial Information.........................................26
   7.4         Professional Liability........................................26

Section 8.      Insurance and Indemnity......................................26
   8.1         Insurance to be Maintained by Practice........................26
   8.2         Indemnification by Manager....................................27
   8.3         Indemnification by Practice...................................27
   8.4         Key Man Insurance.............................................27

Section 9.      Assignment...................................................28

Section 10.     Compliance with Regulations..................................28
   10.1        Practice of Medicine..........................................28
   10.2        Subcontracts..................................................28

Section 11.     Independent Relationship.....................................29
   11.1        Independent Contractor Status.................................29
   11.2        Referral Arrangements.........................................30

Section 12.     Confidential Information.....................................30

Section 13.     Guaranty by Parent...........................................30

Section 14.     Miscellaneous................................................31
   14.1        Notices.......................................................31
   14.2        Additional Acts...............................................32
   14.3        Governing Law.................................................32
   14.4        Captions......................................................32
   14.5        Severability..................................................32
   14.6        Changes in Reimbursement......................................33
   14.7        Modifications.................................................33


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
   14.8        No Rule of Construction.......................................33
   14.9        Counterparts..................................................33
   14.10       Binding Effect................................................33
   14.11       Enforcement Rights............................................34
   14.12       Costs of Enforcement..........................................34

Section 15.     Physicians' Guaranty.........................................34

Section 16.     Consent and Release..........................................35

Appendix A      ..............................................................1

Exhibit A       ..............................................................2
























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





                              AMENDED AND RESTATED
                            CLINIC SERVICES AGREEMENT


         THIS AMENDED AND RESTATED CLINIC SERVICES AGREEMENT, made and executed as of the 1st day of October, 1998 (the "Effective Date"), by and among CLEVELAND EAR, NOSE, AND THROAT CENTER, INC., an Ohio corporation ("Practice"); PSC MANAGEMENT CORP., a Delaware corporation ("Manager"); and PHYSICIANS' SPECIALTY CORP., a Delaware corporation ("Parent").

                                   WITNESSETH:

         WHEREAS, Practice, MedPartners Acquisition Corporation, a Delaware corporation ("MAC"), and MedPartners/Mullikan, Inc., a Delaware corporation, now known as MedPartners, Inc. ("MPI"), entered into that certain Clinic Services Agreement dated July 30, 1996 (the "Prior Agreement");

         WHEREAS, Manager and Parent have agreed to purchase all of MAC's and MPI's right, title and interest in and to the Prior Agreement pursuant to that certain Asset Purchase Agreement dated October 8, 1998, by and among Manager, Parent, MAC, MPI and MedOhio, L.P. ("the Asset Purchase Agreement"), and as a condition to consummation of such acquisition Manager, Parent and Practice desire to amend and restate the Prior Agreement to change the parties thereto and to amend and restate the Prior Agreement in its entirety in accordance with the terms and conditions contained herein.

         NOW THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, Practice, Manager and Parent hereby agree as follows:


SECTION 1.        DEFINITIONS.

         For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

         1.1 CLINIC. The term "Clinic" shall mean the professional medical services rendered by Practice, utilizing the management services of Manager, regardless of the location where such services are rendered.

         1.2 CLINIC EXPENSES. The term "Clinic Expenses" shall mean the operating and non-operating expenses incurred by Manager in the operation of the Clinic and the Medical Offices, including, but not limited to: (a) salaries, benefits and other direct costs (including, without limitation, professional liability insurance) of all employees of the Clinic (but not including Practice Employees (except as otherwise set forth in this Section 1.2(a)) or Physician-Shareholders) and the salaries, benefits, and other direct costs (including, without limitation, professional liability insurance) of Audiologists and leased Practice Employees, if any; (b) obligations under leases or subleases for the Medical Offices, any central billing office or off-site storage of the Clinic and equipment used by the Clinic; (c) personal property, personal property "use" and intangible taxes assessed against assets used by the Clinic; (d) charitable contributions budgeted and approved by Manager and Practice; (e) depreciation and amortization (other than amortization described in (k) below); (f) interest expenses (other than interest expenses described in (1) below); and costs and expenses incurred in recruiting physicians and other Clinic personnel; (g) utility expenses relating to the Medical Offices, and all other costs relating to the Medical Offices, including without limitation, costs of repairs, maintenance, telephone, electric, gas and water utility expenses, general liability insurance, security, workers' compensation for Manager employees, normal janitorial services, refuse disposal, and medical and office supplies, including pharmaceuticals; (h) if billing and collecting is conducted at the Medical Offices, the actual costs and expenses for billing and collecting; if billing and collecting is conducted at Manager's central billing office, a reasonable charge for billing and collecting as determined by the Advisory Board; and (i) other expenses incurred by Manager in carrying out its obligations under this Agreement, except as otherwise provided herein.

The term "Clinic Expenses" shall not include: (j) any corporate overhead charges from Parent (other than the reasonable charge for billing and collecting set forth in (h) above), except as may be otherwise agreed upon; (k) any amortization expense resulting from the amortization of service agreement costs in connection with the execution of this Agreement, including without limitation, development costs and goodwill purchased under the Asset Purchase Agreement; (l) interest expense on indebtedness incurred by Manager or Parent to finance the purchase price paid or withheld pursuant to, or the refinancing of any liabilities assumed under, the Asset Purchase Agreement; (m) any federal, state or local income taxes of Practice or Manager, or the costs of preparing federal, state or local tax returns; (n) any salaries or benefits payable with respect to Practice Employees (other than Audiologists or leased employees) or Physician Shareholders or compensation paid or payable to physician independent contractors; (o) physician licensure fees, board certification fees, hospital staff privilege dues, and costs of membership in professional associations for Practice Employees and Physician Shareholders; (p) costs of continuing professional education for Practice Employees and Physician Shareholders; (q) costs associated with legal, accounting and professional services incurred by or on behalf of Practice; (r) liability judgments assessed against Practice, Practice Employees or Physician Shareholders in excess of policy limits; (s) direct personal expenses of Physician Shareholders or Practice Employees of a kind which Practice has historically charged to its Physician Shareholders and Practice Employees (including, but not limited to, cellular phone expenses, car allowances, costs of employees providing personal services to particular Physician Shareholders or Practice Employees, and like expenses personal in nature); (t) any costs or expenses related to the acquisition or use of Practice's name, or any successor or predecessor



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name, including, without limitation, any logo, trademark, or service mark related thereto; or (u) any expenses which are expressly designated herein as expenses or responsibilities of Practice.

Items (j) through (l) above are Manager Expenses (defined below), as well as that part of item (m) that is attributable to Manager. Items (n) through (u) above are Practice Expenses (defined below), as well as that part of item (m) that is attributable to Practice.

         1.3 GAAP. The term "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, in statements and pronouncements of the Financial Accounting Standards Board, in such other statements by such other entity, or other practices and procedures as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination. For purposes of this Agreement, GAAP shall be applied in a manner consistent with the historic practices used by Manager.

         1.4 NET CLINIC REVENUES. The term "Net Clinic Revenues" shall mean all revenues, computed on an accrual basis as defined by GAAP, (after taking into account adjustments for uncollectable accounts, discounts, Medicare, Medicaid, workers' compensation, professional courtesy discounts and other write-offs) generated by or on behalf of the Clinic, Practice or their respective employees or leased employees as a result of professional medical services personally furnished to patients, and other fees or income generated by such persons in their capacity as Physician Shareholders, Practice Employees, physician independent contractors, employees and leased employees of Practice or the Clinic, whether rendered in an inpatient or outpatient setting and whether rendered to health maintenance organizations, preferred provider organizations, Medicare, Medicaid or other patients, including, but not limited to, payments received under any capitation arrangement (including, without limitation, monthly capitation payments, bonus payments, etc.). The term "Net Clinic Revenues" shall also include any ancillary services revenues for services provided at the Medical Offices. The term "Net Clinic Revenues" shall not include medical director fees, expert witness fees, or amounts received as honoraria or from royalties from inventions, and shall exclude any consulting fees or related compensation paid by Manager or Parent to any Physician Shareholder or Practice Employee.

         1.5 PHYSICIAN SHAREHOLDERS. The term "Physician Shareholders" shall mean those individuals who are duly licensed to practice medicine in the State of Ohio and who are shareholders of Practice.

         1.6      PRACTICE EMPLOYEES. The term "Practice Employees" shall mean:
(a) those individuals who are duly licensed to practice medicine in the State of Ohio and who are employees of Practice, or those individuals who are otherwise under contract with Practice as employees or leased employees of the Practice to provide physician and/or medical services to



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patients of the Clinic and whose services (as determined on a full-time equivalency basis) are separately billed, specifically including nurse practitioners, certified registered nurse anesthetists, physician assistants, Fellows, surgical assistants, certified nurse midwives, individuals with a Masters in Social Work degree, physical therapists, and psychologists with a Masters or a Doctorate degree; and (b) those individuals (other than those described in Section 1.6(a)) who, by reason of their job description or actual function, provide services that, under federal law, regulation or policy as of the Effective Date, must be billed through and by a licensed physician and who are therefor required to be employees or leased employees of Practice.

         1.7 PRE-DISTRIBUTION MARGIN. The term "Pre-Distribution Margin" shall mean the amount equal to Net Clinic Revenues less all Clinic Expenses.

SECTION 2.        ADVISORY BOARD.

         2.1 FORMATION AND OPERATION OF THE ADVISORY BOARD. Manager and Practice shall establish an Advisory Board responsible for advising Manager in connection with the development of management and administrative policies for the overall operation of the medical practice of Practice. The Advisory Board shall consist of four (4) members. Manager shall designate, in its sole discretion and from time to time, two (2) members of the Advisory Board. Practice shall designate, in its sole discretion and from time to time, two (2) members of the Advisory Board. Except as may otherwise be provided, the act of a majority of the members of the Advisory Board shall be the act of the Advisory Board.

         2.2 FUNCTIONS OF THE ADVISORY BOARD. The Advisory Board shall review, evaluate and make recommendations to Practice and Manager with respect to the following matters:

                  (a) Annual Budgets. All annual capital and operating budgets prepared by Manager, as set forth in Section 3.4, shall be subject to review and approval by the Advisory Board, which may recommend changes therein.

                  (b) Physician Employment and Recruitment. The Advisory Board shall advise Manager and Practice with respect to the types of physicians required for the efficient operation of the medical practice of Practice and the content of all physician employment and recruitment contracts to be utilized by Practice. Before any binding offer of employment is extended by Practice, Practice shall provide Manager at least fifteen (15) days prior notice.

                  (c) Strategic Planning. The Advisory Board shall make recommendations to Manager regarding the development of long-term strategic planning objectives for Practice.

                  (d) Capital Expenditures. The Advisory Board shall make recommendations to Manager regarding the priority of major capital expenditures for the medical practice of Practice.

                  (e) Capital Improvements and Expansion. Any renovation and expansion plans and capital equipment expenditures with respect to the operations of the medical practice of



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Practice shall be subject to the Advisory Board's approval and shall be based, in the reasonable judgment of Manager, upon economic feasibility, physician support, productivity and then-current market conditions.

                  (f) Provider and Payor Relationships. The Advisory Board shall review and advise Manager and Practice with respect to the establishment or maintenance of relationships with institutional healthcare providers and payors.

                  (g) Ancillary Services. The Advisory Board shall review and make recommendations to Manager and Practice regarding the provision of ancillary services based upon the pricing, access to and quality of such services.

                  (h) Patient Fees; Collection Policies. At least annually, the Advisory Board shall review and advise Practice with respect to the fee schedule for all physicians and ancillary services rendered by the Clinic. Billing and collecting shall be conducted at the Medical Offices until such time as the Advisory Board determines that billing and collecting should be conducted elsewhere.

                  (i) Advertising. The Advisory Board shall advise Practice with respect to advertising and other marketing of services including design of signage, logo and letterhead. All such advertising and marketing shall be in accordance with applicable laws.

                  (j) Exceptions to Inclusion in Net Practice Revenues. The Advisory Board will review and make recommendations to Manager and Practice with respect to the proposed exclusion of any revenue from Net Clinic Revenues.

                  (k) Grievance Referrals. The Advisory Board shall consider, review and make recommendations to Manager and Practice with respect to any matters arising in connection with the operations of Practice that are not specifically addressed in this Agreement and as to which Manager or Practice requests consideration by the Advisory Board.

                  (l) Quality Assurance and Utilization Review. The Advisory Board shall advise Manager and Practice regarding all quality assurance and utilization review programs undertaken by Practice either independently or in connection with any managed care contracts maintained by Practice, and Manager shall assist the Practice in preparing, reviewing, revising and performing the quality assurance and utilization review functions of the Practice in consultation with the Advisory Board.

Notwithstanding any contrary provision of this Agreement, it is acknowledged and agreed that other than as provided in Section 2.2(a), recommendations of the Advisory Board are intended for the advice and guidance of Manager and Practice and that the Advisory Board does not have the power to bind Manager or Practice. Where discretion with respect to any matter is vested in Practice under the terms of this Agreement, Practice shall have ultimate responsibility for the exercise of such discretion, notwithstanding any recommendation of the Advisory Board. Where discretion with respect to any matter is vested in Manager under the terms of this Agreement, Manager shall have ultimate responsibility for the exercise of such discretion, notwithstanding



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any recommendation of the Advisory Board. Manager and Practice shall, however, take such recommendations of the Advisory Board into account in good faith in the exercise of such discretion.


SECTION 3.        OBLIGATIONS OF MANAGER.

         3.1 PROVISION OF MANAGEMENT SERVICES. Manager shall provide to the Clinic the management services, personnel, equipment and supplies provided for in this Section 3 (collectively "Management Services"). Manager shall provide the Management Services at the medical offices set forth in Exhibit A attached hereto and incorporated herein by this reference, or at such other place or places as may be agreed upon by the parties. The medical offices at which the Management Services are to be provided are hereinafter referred to as the "Medical Offices."

         3.2 MEDICAL OFFICES. Manager shall pay out of Net Clinic Revenues all Clinic Expenses incurred from the Effective Date of this Agreement forward with respect to the Medical Offices. Manager shall consult with Practice with respect to the condition, use and needs of the Medical Offices, as expanded, improved or relocated from time to time.

         3.3 FURNITURE, FIXTURES AND EQUIPMENT. Manager agrees to provide to the Clinic those supplies and items of furniture, fixtures and equipment as are determined by Manager, after consultation with Practice, to be necessary and/or appropriate for Practice's operations at the Medical Offices during the term of this Agreement (all such items of furniture, fixtures and equipment are collectively referred to hereinafter as the "FFE") subject, however, to the following conditions:

                  (a) Practice shall have the use of the FFE only during the term of this Agreement and title to the FFE shall be and remain in Manager at all times during such term.

                  (b) Manager shall be responsible for, and pay for out of Net Clinic Revenues, all repairs and maintenance of the FFE, except for repairs and maintenance replacement necessitated by the gross negligence or willful misconduct of Practice, its employees and agents.

         3.4 FINANCIAL PLANNING AND GOALS. Manager will prepare, in consultation with Practice, annual capital budgets for the Clinic, reflecting in reasonable detail anticipated revenues and sources and uses of capital for growth in the Clinic. The Advisory Board shall be responsible for determining the amount of capital to be invested in the Clinic annually, including, without limitation, amounts for capital used to acquire or affiliate with other physician practices that become part of the Clinic, and other capital used for capital expenditures and working capital. Interest expense shall be charged for funds utilized for capital, whether the source of capital is from outside sources or from Parent. Interest charges on funds from Parent will be computed at a floating rate that is equal to the current blended borrowing rate in effect for actual



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and available outside borrowings of Parent. Nothing contained herein shall prevent Manager from transferring excess cash to Parent for other uses provided funds are made available when required hereunder.

         3.5 BUSINESS OFFICE SERVICES. Practice hereby appoints Manager as its sole and exclusive manager and administrator of all business functions and services related to Practice's services at the Clinic during the term of this Agreement. Without limiting the generality of the foregoing, in providing the Management Services, Manager shall perform the following functions:

                  (a) Manager shall evaluate, negotiate and administer all managed care contracts on behalf of Practice and shall consult with Practice on all professional or clinical matters relating thereto. All managed care contracts will be subject to review and approval by the Advisory Board as set forth in Section 2.2(f).

                  (b) Manager shall provide ongoing assessment of business activity including product line analysis, outcomes monitoring and patient satisfaction.

                  (c) Manager shall be responsible for ordering and purchasing all medical and office supplies reasonably required in the day-to-day operation of the Clinic at the Medical Offices.

                  (d) Except as provided in Section 3.5(e) below, Manager shall bill and collect from patients, third party payors and fiscal intermediaries all professional fees for medical services and for ancillary services performed at the Medical Offices by Practice and Practice's employees and agents, including, but not limited to, Physician Shareholders and Practice Employees. Practice hereby appoints Manager for the term of this Agreement as its true and lawful attorney-in-fact for the following purposes:

                           (i)      To bill patients , third party payors and
fiscal intermediaries in Practice's name and on Practice's behalf, under its provider number(s), in the name and on behalf of all Physician Shareholders and Practice Employees;

                           (ii)     To collect accounts receivable and claims
for reimbursement generated by such billings in Practice's name and on Practice's behalf, and in the name and on behalf of all Physician Shareholders and Practice Employees;

                           (iii)    To receive, on behalf of Practice and all
Physician Shareholders and Practice Employees, payments from patients, Blue Shield, insurance companies, Medicare, Medicaid and all other payors with respect to services rendered by Practice, Physician Shareholders and Practice Employees, and Practice hereby covenants to forward such payments to Manager for deposit;



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                           (iv)     To take possession of and endorse in the
name of Practice, or in the name of any Physician Shareholder or Practice Employee, any notes, checks, money orders, insurance payments and any other instruments received as payment of such accounts receivable and claims for reimbursement; and

                           (v)      To collect in Practice's name and on its
behalf, and in the name and on behalf of all Physician Shareholders and Practice Employees, all Net Clinic Revenues.

                  (e) All amounts received in payment of Medicare, Medicaid, and CHAMPUS accounts receivable shall be deposited into an account in the name of and controlled by Practice (the "Physician Deposit Account") with a bank whose deposits are insured by the Federal Deposit Insurance Corporation. The Physician Deposit Account shall at all times be maintained and funds withdrawn in accordance with the provisions in the Billing Agreement for Governmental Receivables of even date herewith between Manager, Practice and Physician Shareholders in the form attached hereto as Exhibit 3.5(e) and made a part hereof (the "Billing Agreement"). The Physician Deposit Account shall be maintained by Manager solely for the purpose of collecting amounts in payment of Medicare, Medicaid, and CHAMPUS accounts receivable unless otherwise expressly agreed by Manager.

         3.6 DEPOSIT OF NET CLINIC REVENUES. Except as provided in Section 3.5(e) and Exhibit 3.5(e), during the term of this Agreement, all revenues collected, which revenues were generated by or on behalf of the Clinic, Practice or their respective employees, shall be transferred to or deposited directly into a bank account at its "Credit Facility Lender" (as defined in Section 5.5(c)), of which Manager shall be the owner and from which Manager shall have the sole right to make withdrawals ("Account"). Manager shall maintain its accounting records in such a way as to clearly segregate Net Clinic Revenues from other funds of Manager. Practice hereby appoints Manager as its true and lawful attorney-in-fact to deposit in the Account all Net Clinic Revenues collected. Practice and Manager hereby agree to execute from time to time such documents and instructions as shall be required by the Credit Facility Lender and mutually agreed upon to effectuate the foregoing provisions and to extend or amend such documents and instructions. Any funds in the Physician Deposit Account which are not made available to Manager due to any revocation of its authority under the Billing Agreement shall, at Manager's election, be deemed delivered for purposes of this section.

         3.7 REVENUE REPORTS. Manager shall maintain revenue reports, as determined by the books and records of Manager, with respect to the Clinic. Revenue reports shall reflect the total gross revenues and Net Clinic Revenues generated by or on behalf of the Clinic. Manager shall provide Practice with monthly revenue reports and shall provide a year-end revenue report for the Clinic within ninety (90) days after the end of each calendar year. Practice shall have the right, upon reasonable notice to Manager, to inspect the books and records of Manager as they relate to the determination of Net Clinic Revenues, Clinic Expenses, Pre-Distribution Margin, or Practice Compensation.



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

         3.8 SUPPORT SERVICES. Manager shall provide all reasonable and necessary computer, bookkeeping, billing and collection services, accounts receivable and accounts payable management services, laundry, linen, janitorial and cleaning services and management services to improve efficiency and workflow systems and procedures, as determined by Manager after consultation with Practice.

         3.9 ADMINISTRATOR. Manager shall provide an Administrator to manage and administer all of the day-to-day business functions and services of the Clinic. The Administrator will be selected by Manager with the prior consent of Practice, which consent shall not be unreasonably withheld. Manager shall determine the salary and fringe benefits of the Administrator, but shall consult with Practice with respect thereto. Manager shall offer [JANET REITZ] such position as Administrator.

         3.10 PERSONNEL. Manager shall provide such non-physician personnel as determined by the Advisory Board to be reasonably necessary for the effective operation of the Clinic at the Medical Offices, subject, however, to the following:

                  (a) Manager shall provide to Practice all nurses, medical records personnel and other medical support personnel as requested by Practice and as shall be reasonably necessary for the operation of Practice's medical practice at the Medical Offices. As to the nursing and non-physician medical support personnel provided under this Section 3.10(a), Manager shall determine the salaries and benefits of all such personnel, but shall consult with Practice with respect thereto. All nursing, audiologists and other non-physician medical support personnel required by law or regulatory authority to be billed through and by a licensed physician shall be either employees or leased employees of the Practice. Manager shall also recommend the assignment of all such personnel to perform services at the Medical Offices; provided, however, that Practice shall have the right to approve, based solely on professional competence, the assignment of all non-physician medical support personnel to provide services at the Medical Offices and Manager shall, at Practice's request, reassign and replace such personnel from time to time who are not, in Practice's judgment, adequately performing the required professional services.

                  (b) Manager shall provide to Practice all business office personnel (i.e., clerical, secretarial, bookkeeping and collection personnel) reasonably necessary for the maintenance of patient records, collection of accounts receivable and upkeep of the financial books of account to the extent that same are required for, and directly related to, the operation of the Clinic. As to the personnel provided under this Section, Manager shall determine the salaries and fringe benefits of all such personnel, but shall consult with Practice with respect thereto.

                  (c) In exercising its judgment with regard to personnel as provided in Sections 3.8 and 3.9 and this Section 3.10, Practice agrees not to discriminate against such personnel on the basis of race, religion, age, sex, disability or national origin.



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                  (d)      Notwithstanding any provision herein to the contrary,
the Advisory Board shall determine the number of Audiologists to be employed by Practice and the salaries and benefits payable with respect thereto.

         3.11 CLINIC PROFESSIONAL SERVICES. Manager shall not be responsible for any services requested by or rendered to any individual, employee or agent of Practice not directly related to the operations of the Clinic, nor shall Manager be responsible for rendering any legal or tax advice or services or personal financial services to Practice or any employee or agent of Practice.

         3.12 PATIENT AND FINANCIAL RECORDS. Manager shall maintain all files and records relating to the operation of the Clinic, including, but not limited to, customary financial records and patient files. The management of all files and records shall comply with all applicable federal, state and local statutes and regulations, and all files and records shall be located so that they are readily accessible for patient care, consistent with ordinary records management practices. Practice shall supervise the preparation of, and direct the contents of, patient medical records, all of which shall be and remain confidential and the property of Practice. Manager shall have reasonable access to such records and, subject to applicable laws, regulations and accreditation policies, Manager shall be permitted to retain true and complete copies of such records. Practice shall have reasonable access to such financial records and, subject to applicable laws, regulations and accreditation policies, Practice shall be permitted to retain true and complete copies of such records. Each of Manager and Practice hereby agrees to preserve the confidentiality of such patient financial and medical records and to use the information in such records only for the limited purposes necessary to perform the services to be performed hereunder and, within the limits of its responsibilities hereunder, to ensure that provision is made for appropriate care for patients of the Clinic.

         3.13 PHYSICIAN RECRUITMENT. At the request of Practice, Manager shall perform administrative services relating to the recruitment of physicians for Practice. Practice shall determine the need for additional physicians in consultation with Manager. It shall be the responsibility of Practice to interview and select physicians for Practice. All such physicians recruited by Manager as may be accepted by Practice shall be shareholders or employees of Practice (if such physicians are hired as employees) and not of Manager. Any expenses incurred in the recruitment of physicians shall be treated as Clinic Expenses.

         3.14 EXPANSION OF CLINIC. Manager shall use reasonable efforts to, and will assist Practice in attempting to, add additional office-based procedures, establish satellite office(s), as determined by Practice and Manager to be beneficial to the Clinic. Upon request of Practice, Manager will consult and advise Practice regarding development of relationships and affiliations with physicians and other specialists, hospitals, networks, health maintenance organizations, preferred provider organizations, and similar organizations to assist in the continued growth and development of the Clinic. Practice will not enter into any agreements with respect to any such matters without the prior consent of Manager.

         3.15 PERFORMANCE OF BUSINESS OFFICE SERVICES. Manager is hereby expressly authorized to perform its business office services hereunder in whatever reasonable manner it deems appropriate to meet the day-to-day requirements of the non-medical business functions of Practice's medical practice at the Medical Offices. Manager may perform some or all of the business office functions of Practice at locations other than at the Medical Offices.

         3.16 FORCE MAJEURE. Manager shall not be liable to Practice for failure to perform any of the services required herein in the event of strikes, lockouts, calamities, acts of God, unavailability of supplies or other events over which Manager has no control for so long as such event continues and for a reasonable period of time thereafter.

         3.17 NON-CLINIC EXPENSES. Manager shall be solely responsible for the payment of all costs and expenses incurred in connection with Manager's operations that are not Clinic Expenses or Practice Expenses, but are expenses of Manager ("Manager Expenses"), including, but not limited to, any corporate overhead charges from Parent (other than the reasonable charge for billing and collecting set forth in 1.2(h) above), except as may be otherwise agreed upon. Manager shall pay all Manager Expenses as they fall due; provided, however, Manager may contest in good faith any claimed Manager Expenses as to which there is any dispute regarding the nature, existence or validity of such claimed Manager Expenses.

         3.18     BUDGETS.

                  (a) As part of the Manager's responsibilities under this Agreement, the Manager shall prepare annual capital and operating budgets for the Practice for each budget period in accordance with the provisions of this
Section 3.18. As used herein, a budget period means a calendar year of Practice unless otherwise provided.

                  With respect to each budget period following the initial budget period, the Manager shall prepare and deliver a preliminary draft of each such budget to the Advisory Board at least 30 days prior to the commencement of the budget period to which such budget relates. The Advisory Board shall provide any comments or suggested changes to such preliminary drafts to the Manager within 15 days after receipt thereof. The Manager shall then submit a revised budget to the Advisory Board for approval by the Advisory Board no later than 15 days after the end of the 15-day period referred to in the immediately preceding sentence. The Advisory Board shall then approve or disapprove of, but not modify or amend the revised budget within 15 days of receiving it. The foregoing time periods during which drafts of the budget are to be delivered and approved shall be subject to adjustment from time to time as determined appropriate by the Advisory Board and Manager.

                  If prior to the commencement of any budget period, the Advisory Board has not yet approved the budget or provided comments or suggested changes to the proposed budget, then the Manager and the Advisory Board will work diligently in good faith to obtain such approvals, and until such approvals are obtained, with respect to the budget, (i) as to any disputed line items, the immediately preceding budget period's budget shall be controlling until such time, if any as agreement is reached on the amounts to be allocated to such disputed line items, specifically as follows: (A) non-recurring or extraordinary items shall not be continued from the budget for the immediately preceding budget period, (B) if the previous budget was for a budget period of less than 12 months, it shall be annualized, (C) all items subject to an automatic increase, such as rent and taxes, shall be budgeted at the increased rate, (D) for items such as employee salaries and benefits, the total salary and benefits number shall be adjusted to take into account changes in the number and classifications of employees employed or contracted, (E) as to any line items which are not in dispute, the revised budgets submitted by the Manager shall control, and (F) those items reasonably deemed medically necessary by Practice shall be acquired. With respect to the initial budget for the calendar year 1999, Manager shall deliver a draft of such budget to the Advisory Board within sixty (60) days of the date of this Agreement. If the Advisory Board has not approved the budget for 1999 within fifteen (15) days thereafter, actual 1998 costs of the Practice shall be deemed to be the "immediately preceding budget period's budget" for purposes of this paragraph.

                  (b) The parties agree that the Manager shall have the authority and discretion in its reasonable business judgment to reallocate cost and expense line items within the budget, so long as the pre-tax income targets within such budgets are not adversely impacted and Manager's staffing obligations under Sections 3.8, 3.9 and 3.10 are not materially adversely affected.

                  (c) Manager agrees that expenses of the Practice which are shared by any other practices which are managed by Manager in Cleveland, Ohio shall be allocated as "Clinic Expenses" to Practice and such other practices based on actual expenses incurred where such expenses are directly identifiable by Manager, or on a pro rata basis in accordance with the respective "Net Clinic Revenues" of Practice and such other practices, or such other fair and reasonable basis as Manager may determine.


SECTION 4.        OBLIGATIONS OF PRACTICE.

         4.1 NON-CLINIC EXPENSES. Practice shall be solely responsible for the payment of all costs and expenses incurred in connection with Practice's operations that are not Clinic Expenses or Manager Expenses ("Practice Expenses"), including, but not limited to, insurance premiums for policies of malpractice insurance, deductibles under such policies of malpractice insurance, any and all costs and expenses incurred with respect to claims under such policies of malpractice insurance, salaries and benefits, workers' compensation, retirement plan contributions, health, disability and life insurance premiums, payroll taxes, cellular phone and automobile expenses incurred by or in connection with the employment of all Physician Shareholders and Practice Employees. Practice shall pay all Practice Expenses as they fall due; provided, however, Practice may contest in good faith any claimed Practice Expenses as to which there is any dispute regarding the nature, existence or validity of such claimed Practice Expenses.

         4.2      PROFESSIONAL STANDARDS.

                  (a) It is expressly acknowledged by the parties to the Agreement that all medical services provided at the Medical Offices shall be performed solely by physicians duly licensed to practice medicine in the State of Ohio. The professional services provided by Practice and its Physician Shareholders and Practice Employees shall at all times be provided in accordance with applicable ethical standards, laws and regulations applying to the medical profession. Practice will cooperate with Manager in taking steps to resolve any utilization review or quality assurance issues which may arise in connection with the Clinic. If any disciplinary actions or professional liability actions are initiated against any Physician Shareholder or Practice Employee, Practice shall immediately inform Manager of such action and the underlying facts and circumstances. Practice shall establish and maintain procedures to assure the consistency and quality of all professional medical services provided at or through the Clinic. Practice agrees to implement and maintain a program to monitor the quality of medical care provided by Practice, and Manager shall render administrative assistance to Practice on an as-requested basis to assist Practice in implementing and maintaining such program.

                  (b) Practice shall at all times during the term of this Agreement use its best efforts to assure that each physician employed by the Practice shall:

                  (i) maintain an unrestricted license to practice medicine and surgery in all its branches in the State of Ohio and maintain good standing with the Medical Board of the State of Ohio;

                  (ii) maintain a federal Drug Enforcement Administration certificate without restrictions, to prescribe controlled substances as are customarily prescribed by physicians practicing in Physician's practice specialties;

                  (iii) maintain hospital medical staff memberships and clinical privileges at those facilities at which such Physician treats or sees patients;

                  (iv) perform all professional services through Practice and in accordance with all laws and with prevailing standards of care and medical ethics in accordance with any Employment Agreement between Practice and Physician and with practice protocols and policies as adopted from time to time by Practice;

                  (v) maintain Physician's skills through continuing education and training, including participation in those programs designated by Practice from time to time;

                  (vi) maintain eligibility for insurance under the professional liability policy or policies at a commercially reasonable cost as determined by Practice carried by or on behalf of Practice for Physician's practice specialties, to the extent Physician is to be covered by such policy or policies pursuant to the Physician Employment Agreement;

                  (vii) maintain Physician's board-certified or board eligible status in Physician's practice specialties;

                  (viii) qualify and maintain Physician's qualification as a participating provider in the Medicare and State of Ohio Medicaid programs;

                  (ix) abide by the Principles of Medical Ethics of the American Medical Association, and the ethical principles or statements as adopted and amended from time to time by the American Board of Otolaryngology;

                  (x) comply with all laws applicable to the conduct of Physician's activities, as well as with the articles of incorporation, bylaws and other corporate governance documents of Practice and other rules or regulations adopted from time to time by Practice;

                  (xi) promptly disclose to Practice (i) the commencement or pendency of any legal action, administrative proceeding or investigation, medical staff or professional disciplinary actions against Physician or (ii) the existence of any circumstances that could reasonably be expected to form the basis of or lead to any such action, proceeding or investigation;

                  (xii) abide by any guidelines adopted by Practice or any person or entity providing management services to Practice designed to encourage the appropriate, efficient and cost-effective delivery of medical services, subject always to the clinical judgment of Physician, and cooperate with and participate in all Practice programs regarding quality assurance, utilization review, risk management and peer review;

                  (xiii) maintain appropriate and accurate medical records in accordance with accepted medical standards and Practice policies with respect to all patients evaluated and treated; and

                  (xiv) satisfy such other reasonable requirements as are established from time to time by Practice.

         4.3 PROVIDER AND PAYOR RELATIONSHIPS. Manager, upon request of Practice, shall consult with Practice on matters relating to the establishment or maintenance of relationships with institutional healthcare providers and third-party payors, including, but not limited to, managed care programs, health maintenance organizations and preferred provider organizations. Practice shall not be required by Manager to sign up or contract with any particular provider or payor.

         4.4 PHYSICIAN POWERS OF ATTORNEY. Practice shall require all Physician Shareholders and physician Practice Employees to execute and deliver to Manager powers of attorney, satisfactory in form and substance to Manager, appointing Manager as attorney-in-fact for each such Physician Shareholder and physician Practice Employee for the purposes set forth in Sections 3.5 and 3.6.

         4.5      RESTRICTIVE COVENANTS.

                  (a) Practice acknowledges and agrees that the services to be provided by Manager hereunder are feasible only if Practice operates a vigorous medical practice to which its Physician Shareholders and Practice Employees devote their full time and attention. Accordingly, Practice agrees that, during the term of this Agreement, it shall not, without the prior written consent of Manager, establish, operate or provide physician services at any medical office, clinic or other health care facility providing services substantially similar to those offered by the Clinic. Practice shall cause its Physician Shareholders and physician Practice Employees to enter into written agreements, satisfactory in form and substance to Manager, pursuant to which Physician Shareholders and physician Practice Employees shall agree not to establish, operate or provide physician services, without the prior written consent of Manager, at any medical office, clinic or other health care facility providing services substantially similar to those provided by the Clinic during the term of this Agreement. If such person shall cease to be a Physician Shareholder or physician Practice Employee during the term of this Agreement, for a period of eighteen (18) months following the termination of the professional relationship between such person and Practice such person shall agree not to establish, operate, or provide physician services, without the prior written consent of Manager, at any medical office, clinic or other health care facility providing services substantially similar to those provided by the Clinic within Cleveland, Ohio or any location within a ten (10) mile radius of the Medical Offices. Manager shall be expressly named as a third-party beneficiary to such agreements between Practice and each Physician Shareholder and physician Practice Employee. Notwithstanding the foregoing, the Advisory Board may waive the restrictive covenant set forth in this Section 4.5(a) as it applies to any individual physician who ceases to be a Physician Shareholder or physician Practice Employee.

                  (b) During the term of this Agreement and for a period of eighteen (18) months following the termination or expiration of this Agreement, Practice shall not, without the prior written consent of Manager, employ, hire or contract for services with any employee or former employee of Manager, nor shall Practice solicit any such person to leave the employ of Manager. For purposes of this Section 4.5(b), a "former employee" shall be any person who was employed by Manager within six (6) months prior to the termination or expiration of this Agreement. Practice shall cause its Physician Shareholders and physician Practice Employees to enter into written agreements, satisfactory in form and substance to Manager, pursuant to which such persons shall agree to be bound by the same restrictions as set forth in this Section 4.5(b) with respect to Practice, and Manager shall be expressly named as a third-party beneficiary to such agreements between Practice and each Physician Shareholder and physician Practice Employee. This Section 4.5(b) shall not apply to the individuals set forth on Schedule 4.5(b).

                  (c) If this Agreement is terminated by Manager pursuant to Sections 6.2(a) hereof, Practice shall not, for a period of eighteen (18) months following the effective date of such termination, engage or contract with any person, firm or entity (or group of affiliated entities) for the provision of comprehensive management services to the Clinic of the kind contemplated by this Agreement.

                  (d) Manager and Practice acknowledge and agree that Manager's remedy at law for any breach or attempted breach of the foregoing provisions will be inadequate and that Manager shall be entitled to specific performance, injunction or other equitable relief in the event of any such breach or attempted breach, in addition to any other remedies which might be available at law or in equity. If the duration, scope or geographic area contemplated by the foregoing provisions is determined to be unenforceable by a court of competent jurisdiction, the parties agree that such duration, scope or geographic area shall be deemed to be reduced to the greatest scope, duration or geographic area which would be enforceable.

                  (e) If the equitable relief contemplated by the foregoing paragraph is not available for any reason, or if any court of competent jurisdiction shall refuse to enforce the foregoing paragraph for reasons of public policy or otherwise, the parties agree that Manager shall be entitled to receive liquidated damages from the breaching party in an amount equal to two times the then-current Practice Compensation (as hereinafter defined), or, in the event of a breach by a Physician Shareholder or physician Practice Employee, two times the breaching person's aliquot share of the then-current Practice Compensation. The parties acknowledge and agree that such liquidated damages are appropriate because actual damages to Manager would be speculative and difficult to determine at the time of any such breach.

         4.6 PROFESSIONAL DUES AND EDUCATION EXPENSES. Practice and its Physician Shareholders and Practice Employees shall be solely responsible for all costs and expenses associated with membership in professional associations and continuing professional education. Practice shall ensure that each of its Physician Shareholders and Practice Employees participates in such continuing medical education activities as are necessary for such physicians to remain current in their respective specialties, including, but not limited to, the minimum continuing medical education requirements imposed by applicable laws and policies of applicable specialty boards.

         4.7 COOPERATION. Practice shall, and shall cause its Physician Shareholders and Practice Employees to, exercise diligence in assisting Manager in keeping costs and expenses of the Clinic to a minimum without sacrificing professional standards or high quality patient care. Practice shall exercise due care to ensure that, when being used by Physician Shareholders and Practice Employees, medical equipment of the Clinic is being used in a safe and efficient manner, and shall timely report any unsafe or unsatisfactory medical equipment of which Practice, or any of its Physician Shareholders or Practice Employees, is aware. Practice acknowledges and agrees that on execution of this Agreement, Manager will implement its own policies and procedures, including, but not limited to, policies and procedures regarding cash management and revenue controls. These policies and procedures will be implemented as soon as reasonably practicable after execution of this Agreement and may be revised or amended by Manager from time to time thereafter during the term of this Agreement. Practice agrees to cooperate with any such implementation, revision, or amendment of Manager's policies and procedures. Practice also agrees to cooperate with, and participate in, any patient satisfaction surveys and/or outcomes management surveys or programs instituted or implemented by Manager.

         4.8 CORPORATION AND EMPLOYMENT AGREEMENTS. Practice represents that it has delivered to Manager a true and correct copy of the Close Corporation Agreement and Physician Employment Agreements between Practice and its Physician Shareholders and will cause all new shareholders of Practice to execute such agreements prior to becoming a shareholder (or employee) in Practice. Practice shall not amend the Close Corporation Agreement so as to cause the Close Corporation Agreement to contravene or conflict with this Agreement and shall not amend the Physician Employment Agreements between Practice and its physician employees. Practice shall not waive any material rights thereunder without the prior consent of Manager. The shareholders of the Practice are and shall be individual physicians.

SECTION 5.        PRACTICE COMPENSATION.

         5.1 COMPENSATION TO MANAGER. As compensation for services rendered in connection with the Clinic ("Manager Compensation"), Manager shall receive compensation determined as set forth on Appendix A, attached hereto and made a part hereof, which amends, restates and replaces Appendix A in the Prior Agreement. Practice hereby releases MAC, MPI, Manager and Parent, and their respective successors and assigns, from any obligation to pay compensation under
Part 2 of Appendix A of the Prior Agreement. Manager shall be entitled, on a monthly basis, to pay itself from Net Clinic Revenues the amount specified in
Section 5.1 and Appendix A as Manager Compensation for providing its services under this Agreement. Practice acknowledges and agrees that the amount to be retained by Manager as Manager Compensation in accordance with this Agreement is reasonable and fair, given the undertakings of Manager as set forth in this Agreement and the other benefits and value that accrue to Practice as a result of Manager's services under this Agreement.

         5.2 PAYMENT OF CLINIC EXPENSES. Manager shall pay all Clinic Expenses, as they fall due, out of Net Clinic Revenues; provided, however, that Manager may, in the name of and on behalf of Practice, contest in good faith any claimed Clinic Expenses as to which there is any dispute regarding the nature, existence or validity of such claimed Clinic Expenses.

         5.3      DRAWS.

                  (a) Following the end of each month, Manager shall make an estimate of the collection percentage ("Estimated Collection Percentage") for such month's gross production. The Estimated Collection Percentage may vary depending on historical collection percentages, changes in fee schedules, changes in third party reimbursement, bad debt write-offs and similar adjustments. The Estimated Collection Percentage will then be applied to such month's gross production, resulting in estimated Net Clinic Revenues for such month. Clinic Expenses will then be subtracted from estimated Net Clinic Revenues, resulting in estimated Pre-Distribution Margin for such month. Draws attributable to such month are determined by applying the formula discussed under Section 5.1 and Appendix A to the estimated Pre-Distribution Margin. Manager shall pay Practice such amount by the 15th day of the following month.

                  (b) Practice and Manager mutually recognize and acknowledge that it is the intent of the parties that all management fees paid to Manager under this Agreement be reasonable and approximate Manager's actual costs and expenses plus a reasonable profit. Payment of the management fee is not intended to be, and shall not be, interpreted or applied as permitting the Manager to share in Practice's fees for professional services rendered, but is acknowledged as the parties' negotiated agreement as to the reasonable, fair market value of the management services being furnished by the Manager pursuant to this Agreement, considering the nature and volume of such services.

         5.4      DETERMINATION AND PAYMENT OF PRACTICE COMPENSATION.

                  (a) Within one hundred eighty (180) days after the end of each calendar year, Manager will adjust the Estimated Collection Percentage based on actual net cash collections attributable to the gross production for such year, and shall determine actual Net Clinic Revenues and actual Pre-Distribution Margin. Within forty-five (45) days after the end of such one hundred eighty (180) day period, Manager shall cause a payment to be made to Practice in the following amount, as determined from the financial statements prepared by Manager pursuant to Section 3.7: Practice shall be paid an amount equal to the aggregate Practice Compensation payable with respect to such calendar year, less the aggregate sum of all draws by Practice pursuant to
Section 5.3 during such period. All Pre-Distribution Margin in excess of Practice Compensation shall be the sole property of Manager.

                  (b) In the event that, after making the calculation contemplated by Section 5.4(a), it is determined that draws by Practice under
Section 5.3 for the applicable calendar year exceed the amount which Practice is ultimately entitled to receive with respect to such year (an "overdraft"), Practice shall pay the amount of such overdraft to Manager within thirty (30) days after receipt by Practice of written notice from Manager specifying the amount of such overdraft or, at the option of Practice, Practice shall have the amounts payable to it pursuant to Section 5.1 with respect to the next succeeding four months reduced pro rata by the amount of such overdraft. In the event Practice disagrees with Manager's computation of Net Clinic Revenues, Pre-Distribution Margin or Practice Compensation, it shall have the right to review, upon reasonable notice to Manager, the books and records, and other documents used in determining such amounts.

         5.5      ASSIGNMENT OF FEES FOR MEDICAL SERVICES.

                  (a) The parties acknowledge and agree that the compensation and benefits payable to Practice pursuant to Section 5.1 are intended to be in lieu of charges which Practice or its Physician Shareholders or Practice Employees would otherwise earn for the provision of medical services to patients of their medical practice and which Practice or the Physician Shareholders or Practice Employees would otherwise bill and retain for their own account. Accordingly, Practice hereby irrevocably assigns and sets over to Manager all of its rights to receive payment for such services and retain such payment for its own account, and shall obtain a like assignment from all Physician Shareholders and Practice Employees; provided, that in the case of revenue and accounts receivable generated as a result of billing for services under Medicare or Medicaid such assignment shall only be an assignment of proceeds of accounts receivable consistent with the provisions of applicable law. Except as otherwise provided in Section 3.5(e) and the Billing Agreement, Practice shall endorse (and shall cause each Physician Shareholder or Practice Employee to endorse) any payments received on account of such services to the order of Manager and shall take such other actions as may be necessary to confirm to Manager the rights set forth in this Section 5.5(a).

                  (b) Without limiting the generality of the foregoing, it is the intent of the parties that the assignment to Manager of the rights described in Section 5.5(a) above shall be inclusive of the rights of Practice and the Physician Shareholders and Practice Employees to receive payment with respect to any services rendered prior to the effective date of any expiration or termination of this Agreement. Practice agrees and shall cause each Physician Shareholder and Practice Employee to agree, that Manager shall retain the right to collect and retain for its own account any accounts receivable relating to any such services rendered prior to the effective date of any such expiration or termination ("Pre-Termination Accounts Receivable"), and that the proceeds thereof will be transferred to Manager's account to be applied in accordance with Section 3.5 and 3.6 and the other provisions of this Agreement and the Billing Agreement.

                  (c) Practice acknowledges that it is the intent of Manager and Parent to grant a security interest in the Pre-Termination Accounts Receivable to the lender(s) under its working capital credit facility (whether one or more, "Credit Facility Lender"), as in effect from time to time. Practice agrees that such security interest of the Credit Facility Lender is intended to be a first priority security interest and is superior to any right, title or interest which may be asserted by Practice or any Physician Shareholder or Practice Employee with respect to Pre-Termination Accounts Receivable or the proceeds thereof. Practice further agrees, and shall cause each Physician Shareholder and Practice Employee to agree, that, upon the occurrence of an event which, under the terms of such working capital credit facility, would allow the Credit Facility Lender to exercise its right to collect Pre-Termination Accounts Receivable and apply the proceeds thereof toward amounts due under such working capital credit facility, the Credit Facility Lender will succeed to all rights and powers of Manager under the powers of attorney provided for in Sections 3.6 and 4.4 above as if such Credit Facility Lender had been named as the attorney-in-fact therein.

                  (d) If, contrary to the mutual intent of Manager and Practice, the assignment of rights described in this Section 5.5 shall be deemed, for any reason, to be ineffective as an outright assignment, then Practice and each Physician Shareholder and Practice Employee shall, effective as of the date of this Agreement, be deemed to have granted (and Practice does hereby grant, and shall cause each Physician Shareholder and Practice Employee to grant) to Manager a first priority lien on and security interest in and to any and all interests of Practice and such Physician Shareholders and Practice Employees in any accounts receivable generated by the medical practice of Practice and its Physician Shareholders and Practice Employees or otherwise generated through the operations of the Clinic, and all proceeds with respect thereto, to secure the payment to Manager of all Net Clinic Revenues in excess of Practice Compensation, and this Agreement shall be deemed to be a security agreement to the extent necessary to give effect to the foregoing. Practice shall execute and deliver, and cause each Physician Shareholder and Practice Employee to execute and deliver, all such financing statements as Manager may request in order to perfect such security interest. Practice shall not grant (and shall not suffer any Physician Shareholder or Practice Employee to grant) any other lien on or security interest in or to such accounts receivable or any proceeds thereof.


SECTION 6.        TERM AND TERMINATION.

         6.1 TERM. The term of this Agreement shall continue from the Effective Date and end on July 30, 2036. Thereafter, this Agreement may be extended for separate and successive five-year periods (each such five-year period referred to hereinafter as an "extended term"), under such terms and conditions as stated herein with respect to any such extended term; provided, however, that: (a) Practice and Manager mutually agree to extend the term hereof and mutually agree upon the documents to be in effect during any such extended term hereto, not less than sixty (60) days prior to expiration of the initial term or extended term then in effect; and (b) Practice is not in material default hereunder on the date of commencement of the extended term.

         6.2      TERMINATION.

                  (a) Manager may terminate this Agreement, and have no further liability or obligation hereunder, upon the occurrence of one or more of the following events:

                           (i)      Practice ceases to materially perform its
material duties and responsibilities hereunder or materially breaches any material term or condition of this Agreement, and such cessation or breach continues uncured for a period of sixty (60) days (or such longer period as is reasonably necessary to cure if such cessation or breach is of such a nature that it cannot be cured within such sixty (60) day period and if Practice commences the cure within such sixty (60) day period and diligently prosecutes such cure to completion) after Practice's receipt of written notice specifying such breach; provided, however, that if Practice or any Physician Shareholder or Practice Employee breaches Section 4.5 hereof, Manager may terminate this Agreement immediately upon written notice to Practice.

                           (ii)     Practice voluntarily files a petition in
bankruptcy or makes an assignment for the benefit of creditors or otherwise seeks relief from creditors under any federal or state bankruptcy, insolvency, reorganization or moratorium statute, or Practice is the subject of an involuntary petition in bankruptcy which is not set aside within sixty (60) days of its filing.

                           (iii)    Practice materially breaches or defaults
under any other written agreement with Manager, subject to any applicable notice and cure periods provided in any such agreement.

                           (iv)     The representations and warranties made by
Practice in this Agreement cease to be true and correct.

                           (v)      If the license of any Physician Shareholder
or physician Practice Employee to practice medicine in the State of Ohio is suspended or revoked, or he is subjected to any final disciplinary action by the Ohio State Board of Medicine or any similar body on any grounds, other than minor, immaterial or insubstantial grounds, or he dies or becomes mentally or physically disabled and, by reason of such disability, is in the reasonable judgment of Manager unable to conduct his medical practice on substantially the same basis as it was conducted prior to such disability, or if any Physician Shareholder retires or sells his interest in Practice and ceases to practice medicine on substantially a full-time basis as a Practice Employee; provided, however, that in any such event Practice shall have one hundred eighty (180) days from the date on which Manager gives Practice written notice of its intent to terminate this Agreement pursuant to this Section 6.2(a)(v) to replace the affected physician with another physician satisfactory to Manager, in its reasonable discretion; provided further, however, that Manager and Practice may agree to bring in a locum tenens to provide physician services during such one hundred eighty (180) day period.

                  (b) Practice may terminate this Agreement, and have no further liability hereunder, upon the occurrence of one or more of the following events:

                           (i)      Manager ceases to materially perform its
material duties and responsibilities hereunder or materially breaches any term or condition of this Agreement, and such cessation or breach continues uncured for a period of sixty (60) days (or such longer period as is reasonably necessary to cure if such cessation or breach is of such a nature that it cannot be cured within such sixty (60) day period and if Practice commences the cure within such sixty (60) day period and diligently prosecutes such cure to completion) after Manager's receipt of written notice specifying such breach.

                           (ii)     Manager voluntarily files a petition in
bankruptcy or makes an assignment for the benefit of creditors or otherwise seeks relief from creditors under federal or state bankruptcy, insolvency, reorganization or moratorium statute, or Manager is the subject of an involuntary petition in bankruptcy which is not set aside within sixty (60) days of its filing.

                           (iii)    Manager fails to remit to Practice the
balance of the Pre-Distribution Margin minus Manager Compensation when due and payable hereunder and such failure continues uncured for a period of ten (10) days after Manager's receipt of written notice from Practice specifying such failure.

         6.3 DUTIES AND REMEDIES UPON EXPIRATION OR TERMINATION. Upon the expiration or earlier termination of this Agreement, neither party shall have any further obligation hereunder with the exception of: (a) obligations accruing prior to the date of such expiration or earlier termination; and (b) obligations, promises and covenants contained herein which are expressly provided to extend beyond the term hereof, including, without limitation, any indemnities, restrictive covenants, and access to books and records. Upon the expiration or earlier termination of this Agreement, Manager Compensation shall be prorated between the parties to reflect any partial calendar year. Manager shall disburse funds for such payment on the closing date of the repurchase of assets provided for in Section 6.5. If this Agreement is terminated pursuant to Sections 6.2(a)(i), 6.2(a)(iii), 6.2(b)(i) or 6.2(b)(iii) hereof, the non-breaching party may pursue such other legal or equitable relief as may be available in addition to such proration. From and after any termination, each party shall provide the other with reasonable access to books and records then owned by it to permit such requesting party to satisfy reporting and contractual obligations which may be required of it.

         6.4      REPURCHASE OF ASSETS.

                  (a) Upon the expiration, or earlier termination by either Practice or Manager (other than termination pursuant to Section 6.2(b)), of this Agreement, Practice shall:

                           (i)      Purchase from Manager the accounts
receivable of the Clinic at the closing under Section 6.5 at an amount equal to the net realizable value of the accounts receivable as determined in accordance with GAAP;

                           (ii)     Purchase from Manager the FFE, all then
unused supplies and inventory, and other tangible and intangible personal property, located at the Medical Offices or purchased for specific use for the Clinic (except pharmaceutical supplies), for cash in an amount equal to the book value thereof as reflected by Manager's books and records of account. Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement is intended, nor should it be construed, to give Practice any right to acquire any proprietary software of Manager (including software licensed by Manager from others) used by Manager in its provision of the Management Services;

                           (iii)    Purchase from Manager any real estate owned
by Manager and associated with the Clinic, and acquired through the Asset Purchase Agreement or with the Approval of the Advisory Board, at the greater of
(i) the appraised fair market value thereof, or (ii) the then book value thereof as reflected by Manager's books and records of account. In the event of any repurchase of such real property, the appraised fair market value shall be determined by each of Manager and Practice selecting a duly qualified appraiser, who will then select a third appraiser. This third appraiser shall perform the appraisal, which appraisal shall be binding on Manager and Practice. If either party fails to select an appraiser within fifteen (15) days of the selection of an appraiser by the other party, the appraiser selected by the other party shall make the selection of the third-party appraiser;

                           (iv)     Purchase from Manager all improvements,
additions and leasehold improvements, which were acquired through the Asset Purchase Agreement or with the approval of the Advisory Board, and which relate primarily to the operation of the Clinic, at book value as reflected by Manager's books and records of account;

                           (v)      Purchase from Manager the service agreement
costs and any other intangible assets of Manager primarily relating to the operation of the Clinic (other than those intangible assets accounted for in Section 6.4(a)(ii)), including goodwill, at book value as if purchase accounting were used to record the transaction, which transaction includes, without limitation this Agreement and the Asset Purchase Agreement, and as adjusted through the last day of the month most recently ended prior to the date of such expiration or earlier termination, in accordance with GAAP to reflect the amortization or depreciation of restrictive covenants and intangibles, including goodwill; and

                           (vi)     Assume all debt and all payables, leases and
other contracts entered into or assumed in connection with and primarily related to the operation of the Clinic, on such terms and conditions of such obligations and instruments, such assumption to be accomplished by execution and delivery of an assumption agreement, in form reasonably satisfactory to Manager and Practice.

In the event that Practice is unable for any reason to fulfill its obligations and requirements set forth in this Section 6.4(a) or Section 6.5 below, then the undersigned Physician Shareholders shall fulfill such obligations and duties as if such Physician Shareholders were the primary obligors hereunder.

                  (b) Upon termination of this Agreement by Practice pursuant to Section 6.2(b) Practice shall:

                           (i)      Purchase from Manager the accounts
receivable of the Clinic at the closing under Section 6.5 at an amount equal to the net realizable value of the accounts receivable as determined in accordance with GAAP;

                           (ii)     Purchase from Manager the FFE, all then
unused supplies and inventory, and other tangible and intangible personal property, located at the Medical Offices or purchased for specific use for the Clinic (except pharmaceutical supplies), for cash in an amount equal to the book value thereof as reflected by Manager's books and records of account.

Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement is intended, nor should it be construed, to give Practice any right to acquire any proprietary software of Manager (including software licensed by Manager from others) used by Manager in its provision of the Management Services;

                           (iii)    Purchase from Manager any real estate owned
by Manager and associated with the Clinic, and acquired through the Asset Purchase Agreement or with the Approval of the Advisory Board, at the greater of
(i) the appraised fair market value thereof, or (ii) the then book value thereof as reflected by Manager's books and records of account. In the event of any repurchase of such real property, the appraised fair market value shall be determined by each of Manager and Practice selecting a duly qualified appraiser, who will then select a third appraiser. This third appraiser shall perform the appraisal, which appraisal shall be binding on Manager and Practice. If either party fails to select an appraiser within fifteen (15) days of the selection of an appraiser by the other party, the appraiser selected by the other party shall make the selection of the third-party appraiser;

                           (iv)     Purchase from Manager all improvements,
additions and leasehold improvements, which were acquired through the Asset Purchase Agreement or with the approval of the Advisory Board, and which relate primarily to the operation of the Clinic, at book value as reflected by Manager's books and records of account;

                           (v)      Assume all debt and all payables, leases and
other contracts entered into or assumed in connection with and primarily related to the operation of the Clinic, on such terms and conditions of such obligations and instruments, such assumption to be accomplished by execution and delivery of an assumption agreement, in form reasonably satisfactory to Manager and Practice.

In the event that Practice is unable for any reason to fulfill its obligations and requirements set forth in this Section 6.4(b) or Section 6.5 below, then the undersigned Physician Shareholders shall fulfill such obligations and duties as if such Physician Shareholders were the primary obligors hereunder.

         6.5 CLOSING OF REPURCHASE OF ASSETS. Practice shall pay cash for the repurchased assets, as contemplated by Section 6.4. The amount of the purchase price shall be reduced by the amount of debt and liabilities (other than contingent liabilities, such as leases) of Manager assumed by Practice and shall also be reduced by any payment Manager has failed to make under this Agreement. Practice, Physician Shareholders and physician Practice Employees shall execute such documents as may be required to assume the liabilities set forth in Section 6.4(a)(vi) or 6.4(b)(v) and to remove Manager and Parent from any liability or guaranty with respect to such repurchased assets and with respect to any property leased or subleased by Manager. The closing date for the repurchase shall be determined by the parties hereto, but in no event shall occur later than ninety (90) days from the date of termination or the notice of termination, as applicable.

SECTION 7.        REPRESENTATIONS AND WARRANTIES OF PRACTICE.

         Practice hereby represents and warrants to Manager as follows:

         7.1 ORGANIZATION AND GOOD STANDING. Practice is a professional corporation, duly organized, validly existing and in good standing under the laws of the State of Ohio. Practice has all necessary power to own all of its properties and assets and to carry on its business as now being conducted.

         7.2 NO VIOLATIONS. Practice has the corporate authority to execute, deliver and perform this Agreement and all agreements executed and delivered by it pursuant to this Agreement, and has taken all action required by law, its Articles or Certificate of Incorporation, its Bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement does not and, subject to the consummation of the transactions contemplated hereby, will not, violate any provisions of the Articles or Certificate of Incorporation or Bylaws of Practice or any provisions of or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which Practice is a party, or by which it is bound. This Agreement has been duly executed and delivered by Practice and constitutes the legal, valid and binding obligation of Practice, enforceable in accordance with its terms.

         7.3 FINANCIAL INFORMATION. Practice has hereto furnished Manager with complete copies of certain financial information about Practice which information is true and correct and presents fairly the financial results experienced by Practice for the periods set forth in such information.

         7.4 PROFESSIONAL LIABILITY. No Physician Shareholder or physician Practice Employee has ever (a) had his license to practice medicine in any state or his Drug Enforcement Agency number suspended, relinquished, terminated, restricted or revoked; (b) been reprimanded, sanctioned or disciplined by any licensing board, or any federal, state or local society or agency, governmental body or specialty board; (c) had entered against him final judgment in, or settle without judgment, a malpractice or similar action for an aggregate award or amount to the plaintiff in excess of Fifty Thousand and No/100 Dollars ($50,000.00); or (d) had his medical staff privileges at any hospital or medical facility suspended, terminated, restricted or revoked.


SECTION 8.        INSURANCE AND INDEMNITY.

         8.1 INSURANCE TO BE MAINTAINED BY PRACTICE. Practice shall provide, or shall arrange for the provision of, and maintain throughout the entire term of this Agreement, professional liability insurance coverage on Practice and each of Practice's employees and agents, including, but not limited to, all Physician Shareholders and Practice Employees, in the minimum amount of One Million and No/100 Dollars ($1,000,000.00) per occurrence and Three Million and No/l00 Dollars ($3,000,000.00) annual aggregate. Practice shall provide to Manager written documentation evidencing such insurance coverage. Practice shall, at its sole cost and expense, pay the premium costs of all such professional liability insurance coverage during the term of this Agreement. Practice shall provide, or shall arrange for the provision of, and shall maintain throughout the entire term of this Agreement, workers' compensation insurance coverage on Practice and each of its employees and agents, including, but not limited to, all Physician Shareholders and Practice Employees, in the amounts required by law. Practice shall provide to Manager written documentation evidencing such insurance coverage. Practice shall, at its sole cost and expense, pay the premium costs of all such workers' compensation insurance coverage.

         8.2 INDEMNIFICATION BY MANAGER. MANAGER SHALL INDEMNIFY, HOLD HARMLESS AND DEFEND PRACTICE FROM AND AGAINST ANY AND ALL LIABILITY, LOSS, DAMAGES, CLAIMS, CAUSES OF ACTIONS AND EXPENSES ASSOCIATED THEREWITH (INCLUDING REASONABLE ATTORNEY'S FEES), CAUSED OR ASSERTED TO HAVE BEEN CAUSED, DIRECTLY OR INDIRECTLY, BY OR AS A RESULT OF THE GROSS NEGLIGENCE OR INTENTIONAL ACTS OR OMISSIONS OF MANAGER, ITS EMPLOYEES OR AGENTS DURING THE TERM HEREOF. THE PROVISIONS OF THIS SECTION 8.2 SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS AGREEMENT.

         8.3 INDEMNIFICATION BY PRACTICE. PRACTICE SHALL INDEMNIFY, HOLD HARMLESS AND DEFEND MANAGER AND PARENT FROM AND AGAINST ANY AND ALL LIABILITY, LOSS, DAMAGES, CLAIMS, CAUSES OF ACTION AND EXPENSES ASSOCIATED THEREWITH (INCLUDING REASONABLE ATTORNEYS' FEES) CAUSED OR ASSERTED TO HAVE BEEN CAUSED, DIRECTLY OR INDIRECTLY, BY OR AS A RESULT OF THE PERFORMANCE OF MEDICAL SERVICES BY PRACTICE AND ITS EMPLOYEES OR AGENTS DURING THE TERM HEREOF, OR THE GROSS NEGLIGENCE OR INTENTIONAL ACTS OR OMISSIONS OF PRACTICE, ITS EMPLOYEES OR AGENTS DURING THE TERM. THE PROVISIONS OF THIS SECTION 8.3 SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS AGREEMENT.

         8.4 KEY MAN INSURANCE. Practice agrees, and shall cause its Physician Shareholders and Practice Employees to agree, that Manager may obtain, at its sole expense and for its sole benefit, "key man" life and/or disability insurance policies on any or all Physician Shareholders and Practice Employees. Neither Practice nor any Physician Shareholder or Practice Employee shall have any right, title or interest in or to the proceeds of any such insurance policies. Practice shall cause its Physician Shareholders and Practice Employees to cooperate with Manager, as reasonably requested by Manager from time to time, in obtaining any such insurance policies, including, but not limited to, causing such Physician Shareholders and Practice Employees to submit to such physical examinations and providing such information relating to insurability as Manager may reasonably request from time to time. The costs and expenses of obtaining such "key man" insurance shall be a Manager Expense.


SECTION 9.        ASSIGNMENT.

         The parties hereby agree that this Agreement shall not be assigned or transferred by Manager or Practice without the prior written consent of the other; provided, however, that this Agreement may be assigned by Manager, in its sole discretion, without the consent of Practice, to any parent, subsidiary or affiliate of Manager or to any person or entity that acquires all or substantially all of the assets of Manager or Parent. Notwithstanding the foregoing, the Practice agrees and consents to the Manager granting to the Credit Facility Lender a security interest in all of the Manager's right, title and interest in and under this Agreement as security for the Manager's obligations under a guaranty of all of the Parent's indebtedness and other obligations owing to the Credit Facility Lender.


SECTION 10.       COMPLIANCE WITH REGULATIONS.

         10.1 PRACTICE OF MEDICINE. The parties hereto acknowledge that Manager is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine. To the extent any act or service herein required of Manager should be construed or deemed to constitute the practice of medicine, the performance of said act or service by Manager shall be deemed waived and forever unenforceable. The Practice shall have unfettered control in the exercise of its professional medical judgment with respect to medical matters.

         10.2 SUBCONTRACTS. Pursuant to Title 42 of the United States Code and applicable rules and regulations thereunder, until the expiration of four
(4) years after termination of this Agreement, Manager shall make available, upon appropriate written request by the Secretary of the United States Department of Health and Human Services or the Comptroller General of the United States General Accounting Office, or any of their duly authorized representatives, a copy of this Agreement and such books, documents and records as are necessary to certify the nature and extent of the costs of the services provided by Manager under this Agreement. Manager further agrees that if it carries out any of its duties under this Agreement through a subcontract with a value or cost of Ten Thousand and No/100 Dollars ($10,000.00) or more over a twelve (12) month period with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon appropriate written request by the Secretary of the United States Department of Health and Human Services or the Comptroller General of the United States General Accounting Office, or any of their duly authorized representatives, a copy of such subcontract and such books, documents and records of such organization as are necessary to verify the nature and extent of such costs. Disclosure pursuant to this Section shall not be construed as a waiver of any other legal right to which Manager may be entitled under law or regulation.


SECTION 11.       INDEPENDENT RELATIONSHIP.

         11.1     INDEPENDENT CONTRACTOR STATUS.

                  (a) It is acknowledged and agreed that Practice and Manager are at all times acting and performing hereunder as independent contractors. Manager shall neither have nor exercise any control or direction over the methods by which Practice, Physician Shareholders and Practice Employees practice medicine. The sole function of Manager hereunder is to provide all Management Services in a competent, efficient and satisfactory manner. Manager shall not, by entering into and performing its obligations under this Agreement, become liable for any of the existing obligations, liabilities or debts of Practice unless otherwise specifically provided for under the terms of this Agreement. In its management role, Manager will have only an obligation to exercise reasonable care in the performance of the Management Services. Manager shall have no liability whatsoever for damages suffered on account of the willful misconduct or negligence of any employee, agent or independent contractor of Practice. Each party shall be solely responsible for compliance with all state and federal laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related statutes regarding their respective employees, agents and servants.

                  (b) If any court or regulatory authority shall determine that the independent contractor relationship established hereby violates any statutes, rules or regulations (or in the event that Manager, in good faith, determines that there is a material risk that such a determination would be made by any court or regulatory authority), then, at the request of Manager given by written notice to Practice, the parties will negotiate in good faith to enter into an employment arrangement between Manager and the then-current Physician Shareholders and Practice Employees which substantially preserves for the parties the relative economic benefits of this Agreement. If the parties cannot reach agreement on such an arrangement after a period of 30 days of good faith negotiations which shall commence after the aforesaid determination or opinion is delivered, then either Practice or Manager may elect by notice to the other to require that the parties enter into binding mediation in accordance with this
Section 11.1(b) to determine such arrangement. Pursuant to any such notice of mediation Manager and Practice shall each choose an expert possessing knowledge regarding health care management arrangements in the State of Ohio, and the two experts so chosen shall select a third expert (the "Mediator") who shall be a lawyer or accountant with a nationally recognized firm possessing knowledge and experience regarding health care management arrangements in the State of Ohio. Following selection the Mediator shall meet with Manager and Practice and, if the parties are still unable to agree after two (2) such meetings, the Mediator shall propose in a writing labeled "Binding

Arrangement" an arrangement which best complies with statutes, rules and regulations and which substantially preserves for the parties the relative economic benefits of this Agreement, and such proposed binding arrangement shall be final and binding on the parties. Each party shall bear the costs associated with the retention of its chosen expert, and the costs associated with the Mediator shall be paid by Manager in a percentage amount equal to a fraction, the numerator of which is Manager's annual Manager Compensation for the most recent fiscal year ended, and the denominator of which is Net Practice Revenues for such fiscal year. The balance of the Mediator's cost shall be a Practice Expense.

         11.2 REFERRAL ARRANGEMENTS. The parties hereby acknowledge and agree that no benefits to Practice hereunder require or are in any way contingent upon the admission, recommendation, referral or any other arrangement for the provision of any item or service offered by Manager or any of its affiliates, to any patients of Practice, Practice's employees, leased employees or agents.


SECTION 12.       CONFIDENTIAL INFORMATION.

         Except as required to perform its obligations under this Agreement, Manager shall not, without the express written consent of Practice, distribute, market, publish, or divulge to any person or entity, or use or modify for use, directly or indirectly, any "Practice Confidential Information" during the term of this Agreement and for a period of three (3) years after the final date of the term of this Agreement; provided, however, that Manager may disclose Practice Confidential Information, (i) to other medical practices which are potential acquisition or merger partners for Manager or the Clinic, (ii) as required by law, governmental order or regulation, or by subpoena or other legal process (provided Practice will be provided advance notice of such disclosure in order to afford it the opportunity to seek an appropriate protective order),
(iii) in any litigation involving Practice, Manager or a Physician Shareholder, and (iv) to Manager's lenders, financial advisors, accountants, investment bankers, investors, and attorneys. For purposes of this Agreement "Practice Confidential Information" shall mean valuable, non-public competitively sensitive data and information relating to Practice that is not generally known by or readily available to competitors of Practice, including payor and managed care contract fees and rates under exclusive arrangements of Practice with third party payors, and Practice revenue and expense reports and related financial information.

SECTION 13.       GUARANTY BY PARENT.

         To induce Practice to execute and deliver this Agreement, Parent hereby absolutely and unconditionally guarantees the full, prompt and faithful performance by Manager of all covenants and obligations to be performed by Manager under this Agreement, including, but not limited to, the payment of all sums stipulated to be paid by Manager pursuant to this Agreement. If Manager fails to fully perform all such covenants and obligations in accordance with their terms or pay all or any part of such sums when due, Parent will perform all such covenants and obligations in accordance with their terms or immediately pay to Practice (or such other payee as may be provided in any such agreement) the amount due and unpaid by Manager, it being understood that each such covenant or obligation and each obligation to pay any such amount constitutes the direct and primary obligation of Parent. Parent hereby waives presentment, demand of payment, protest, dishonor, notice of protest or dishonor, and notice of acceptance of the guaranty set forth in this Section 13 and all rights to require Practice to proceed against Manager, or to pursue any other remedy it may have against Manager in the event of a breach by Manager of any obligation or covenant contained in this Agreement. If Manager is not liable to perform any such obligation or covenant because the act creating such obligation or covenant is ultra vires or unauthorized, and for such reason such obligation or covenant cannot be enforced against Manager, such fact shall not affect Parent's liability under this Section 13. In the event of termination, liquidation or dissolution of Manager, this unconditional guaranty shall continue in full force and effect.


SECTION 14.       MISCELLANEOUS.

         14.1 NOTICES. Any notice required or permitted by this Agreement or any agreement or document executed and delivered in connection with this Agreement shall be deemed to have been served properly if hand delivered or sent by overnight courier, charges prepaid and properly addressed, to the respective party to whom such notice relates at the following addresses:

                  If to Practice:

                  Cleveland Ear, Nose and Throat Center, Inc.
                  6000 Rockside Woods Boulevard, Suite 240
                  Cleveland, Ohio 44131-2350
                  Attention: President

                  with a copy to:

                  Robert J. Crump, Esq.
                  Walter & Haverfield
                  1300 Terminal Tower
                  Cleveland, Ohio 44113-2253

                  If to Manager or Parent:

                  PHYSICIANS' SPECIALTY CORP.
                  1150 Lake Hearn Drive, Suite 640
                  Atlanta, Georgia  30342
                  Attention:  Chief Executive Officer

                  with a copy of each notice directed to Manager or Parent to:

                  Richard H. Brody, Esq.
                  Troutman Sanders LLP
                  5200 NationsBank Plaza
                  600 Peachtree Street, N.E.
                  Atlanta, Georgia  30308-2216

or such other address as shall be furnished in writing by any party to the other party. All such notices shall be considered received when hand delivered or one business day after delivery to the overnight courier.

         14.2 ADDITIONAL ACTS. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

         14.3 GOVERNING LAW. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Ohio, applied without giving effect to any conflicts-of-law principles.

         14.4 CAPTIONS. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

         14.5 SEVERABILITY. The provisions of this Agreement shall not be severable, and if any material provision shall be determined to be invalid, void or unenforceable in whole or in part for any reason by a court of competent jurisdiction, Manager shall have the right to terminate this Agreement upon five
(5) business days prior written notice.

         14.6 CHANGES IN REIMBURSEMENT. If Medicare, Medicaid, Blue Shield or any other third party payor, or any other Federal, state or local laws, rules, regulations or interpretations, at any time during the term of this Agreement, prohibit, restrict or in any way materially and adversely change the method or amount of reimbursement or payment for services rendered by Practice pursuant to this Agreement or of the method of compensation for either party provided for in this Agreement, then the Practice and Manager shall each have the option to request the other that the parties consider negotiating in good faith to amend this Agreement to provide for payment of compensation in a manner consistent with any such prohibition, restriction or limitation and which takes into account any materially adverse change in reimbursement or payment from such third party payors for such physician services. If the parties cannot reach agreement on such amendment prior to the effective date of such rule, regulation or interpretation, this Agreement shall continue in full force and effect in accordance with its terms.

         14.7 MODIFICATIONS. This instrument contains the entire agreement of the parties and supersedes any and all prior or contemporaneous negotiations, understandings or agreements between the parties, written or oral, with respect to the transactions contemplated hereby and amends, restates and replaces the Prior Agreement in its entirety. This Agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by a duly authorized officer of Manager if Manager is the party against whom enforcement of any such waiver, change, modification, extension, discharge or termination is sought, or by Practice if Practice is the party against whom enforcement of any such waiver, change, modification, extension, discharge or termination is sought. The parties expressly acknowledge that this Section 14.7 may not be waived, modified or changed by any other persons except the President of Manager and Practice.

         14.8 NO RULE OF CONSTRUCTION. The parties acknowledge that this Agreement was initially prepared by Manager solely as a convenience and that all parties and their counsel have read and fully negotiated all the language used in this Agreement. The parties acknowledge and agree that because all parties and their counsel participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes any language, whether ambiguous, unclear or otherwise, in favor of, or against any party by reason of that party's role in drafting this Agreement.

         14.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

         14.10 BINDING EFFECT. This Agreement shall be binding on an shall inure to the benefit of the parties hereto, and their successors and permitted assigns.

         14.11 ENFORCEMENT RIGHTS. Practice acknowledges that both Practice and Manager will be directly or indirectly affected by the enforcement of Practice's contractual and other legal rights against Physician Shareholders and Practice Employees with respect to the restrictive covenants and liquidated damages provisions contained in the Physician Employment Agreements. Therefore, Practice appoints Manager its nonexclusive true and lawful attorney-in-fact to enforce any and all rights of Practice, to the extent not contrary to applicable law, with respect to the provisions pertaining to restrictive covenants and liquidated damages in the Physician Employment Agreements. Practice agrees to execute any instrument reasonably requested by Manager to evidence such appointment or to reappoint Manager as such attorney-in-fact upon any termination of the appointment made hereby. Such appointment is coupled with an interest and irrevocable during the term of this Agreement.

         14.12 COSTS OF ENFORCEMENT. If either party files suit in any court against the other party to enforce the terms of this Agreement against the other party or to obtain performance by it hereunder, the prevailing party will be entitled to recover all reasonable costs, including reasonable attorneys' fees, from the other party as part of any judgment in such suit. The term "prevailing party" shall mean the party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the Complaint. "Reasonable attorneys' fees" are those attorneys' fees actually incurred in obtaining a judgment in favor of the prevailing party.

SECTION 15.       PHYSICIANS' GUARANTY.

         To induce Manager and Parent to execute and deliver this Agreement, each of the undersigned Physician Shareholders during the term of his or her employment with Practice and for a period of five (5) years thereafter, hereby absolutely and unconditionally guarantees the full, prompt and faithful performance by Practice of all covenants and obligations to be performed by Practice under Sections 3.6, 4.4, 4.5, 5.5, 6.4, 6.5, 8.1, 8.3, and 14.7 of this
Agreement. If Practice fails to fully perform all such covenants and obligations in accordance with their terms or pay all or any part of such sums when due, the Physician Shareholders will perform all such covenants and obligations in accordance with their terms or immediately pay to Manager the amount due and unpaid, it being understood that each such covenant or obligation and each obligation to pay any such amount constitutes the direct and primary obligation of the Physician Shareholders. The Physician Shareholders hereby waive presentment, demand of payment, protest, dishonor, notice of protest or dishonor, and notice of acceptance of the guaranty set forth in this Section 15 and all rights to require Manager to proceed against Practice, or to pursue any other remedy it may have against Practice in the event of a breach by Practice of any obligation or covenant contained in the aforesaid sections of this Agreement. If Practice is not liable to perform any such obligation or covenant because the act creating such obligation or covenant is ultra vires or unauthorized, and for such reason such obligation or covenant cannot be enforced against Practice, such fact shall not affect the Physician Shareholders' liability under this Section 15. In the event of termination, liquidation or dissolution of Practice, this unconditional guaranty shall continue in full force and effect.

SECTION 16.       CONSENT AND RELEASE.

         To induce Manager to acquire all of MAC's and MPI's right, title and interest in, to, and under the Agreement and other assets of MAC, MPI and MedOhio, L.P. pursuant to the Asset Purchase Agreement, and to enter into this Agreement, the Practice and the undersigned Physician Shareholders hereby consent to the assignment to Manager of all right, title and interest of MAC and MPI in, to, and under the Agreement. The undersigned Physician Shareholders and Practice confirm and agree that no breach or default, or event which with notice or lapse of time or both notice and lapse of time would constitute a breach or default, exists under the Agreement or Prior Agreement as of the Effective Date. The undersigned Physician Shareholders and Practice hereby release and forever discharge MAC, MPI and MedOhio L.P. from and against any and all claims, sums, losses, damages and expenses of any kind based on or arising out of any act, event or occurrence from the beginning of time to the date of this Agreement, whether arising out of the Asset Acquisition Agreement dated July 30, 1996, the Prior Agreement, the Agreement, or otherwise, excluding, however, any and all claims for payment of unpaid amounts of "Practice Compensation" accrued under the Prior Agreement for the period prior to the Effective Date, and the undersigned Physician Shareholders and Practice covenant and agree never to sue or to assert any claim, demand, counterclaim, right of offset or cause of action against Manager or Parent based on or arising out of any act or omission of MAC, MPI or MedOhio, L.P. or any breach or alleged breach by MAC or MPI of the Prior Agreement, including any failure of MAC, MPI or MedOhio, L.P. to pay accrued and unpaid "Practice Compensation" for any period prior to the Effective Date.

         IN WITNESS WHEREOF, Practice, Manager and Parent have duly executed this Agreement on the day and year first above written.


PHYSICIANS' SPECIALTY CORP.          CLEVELAND EAR, NOSE AND THROAT CENTER, INC.



BY:  /s/                             BY:   /s/ Michael Papsidero
    ------------------------              -------------------------------
ITS: Vice President                  ITS:  President
     -----------------------              -------------------------------


PSC MANAGEMENT CORP.




BY:  /s/
     -----------------------
ITS: Treasury & Vice President
     -----------------------


         By execution below, both MAC and MPI confirm and agree that they have assigned all their right, title and interest in, to and under the Agreement to Manager, that they have no further rights or interests under the Prior Agreement, and that they hereby release and forever discharge Practice and the Physician Shareholders from and against any and all claims, sums, losses, damages and expenses of any kind based on or arising out of any act, event or occurrence from the beginning of time to the date of this Agreement, whether arising out of the Asset Acquisition Agreement dated July 30, 1996, the Prior Agreement, the Agreement, or otherwise. Notwithstanding the foregoing, MAC and MPI agree to pay all amounts of accrued and unpaid "Practice Compensation" to Practice for all periods prior to the Effective Date in accordance with the terms of the Prior Agreement.

MEDPARTNERS ACQUISITION CORPORATION       MEDPARTNERS, INC., AS SUCCESSOR TO
                                          MEDPARTNERS/MULLIKIN, INC.


BY:  /s/ John M. Dobrowski, M.D.          BY: /s/ John M. Dobrowski, M.D.
    -------------------------------           -------------------------------
ITS: Vice President & Treasurer           ITS: Executive Vice President & CEO
     ------------------------------            ------------------------------

         By execution below, the undersigned Physician Shareholders agree to be bound by the terms of the Agreement, including, but not limited to, the terms of Sections 15 and 16.

/s/ MICHAEL PAPSIDERO, M.D.                    /s/ JOHN M. DOBROWSKI, M.D.
-------------------------------                -------------------------------
MICHAEL PAPSIDERO, M.D.                        JOHN M. DOBROWSKI, M.D.


/s/ BERT M. BROWN, M.D.                        /s/ MATTHEW C. MCDONNELL, M.D.
-------------------------------                -------------------------------
BERT M. BROWN, M.D.                            MATTHEW C. MCDONNELL, M.D.


/s/ TORIBIO C. FLORES, M.D.                    /s/ HOWARD L. LEVINE, M.D.
-------------------------------                -------------------------------
TORIBIO C. FLORES, M.D.                        HOWARD L. LEVINE, M.D.


/s/ SANFORD M. TIMEN, M.D.                     /s/ RICHARD B. SMITH, M.D.
-------------------------------                -------------------------------
SANFORD M. TIMEN, M.D.                         RICHARD B. SMITH, M.D.

                                   APPENDIX A
                                       TO
                            CLINIC SERVICES AGREEMENT


A. Manager Compensation. As compensation for services rendered in connection with the Clinic ("Manager Compensation"), Manager shall receive twelve percent (12%) of the Pre-Distribution Margin per calendar year. Eighty-eight percent of the Pre-Distribution Margin shall be paid to Practice each calendar year.

                                 SCHEDULE 4.5(B)



                               Alan J. Sogg, M.D.
                            Valentin F. Mersol, M.D.

                                 EXHIBIT 3.5(e)

                               BILLING AGREEMENT
                                      for
                            GOVERNMENTAL RECEIVABLES

     THIS BILLING AGREEMENT ("Agreement") is entered into this _____ day of ___________, 1998, by and between PSC MANAGEMENT CORP., a Delaware corporation ("Manager"), and CLEVELAND EAR, NOSE AND THROAT CENTER, INC., an Ohio corporation, and the Physician Shareholders who are signatories hereto (collectively referred to as "Practice").

                                  WITNESSETH:

     WHEREAS, the parties entered into an Amended and Restated Clinic Services Agreement dated ________ __, 1998 (the "Service Agreement"), under which Manager provides certain management services to Practice, including billing and collection services for Medicare, Medicaid and CHAMPUS receivables; and,

     WHEREAS, the parties wish to set forth in detail the mechanisms under which Manager provides and is compensated for such billing services.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

     1. Appointment and Authority Manager shall, on behalf of Practice, bill and collect from Medicare, Medicaid and CHAMPUS the professional fees for medical services rendered by Practice to Medicare, Medicaid and CHAMPUS patients. Practice hereby appoints Manager for the term hereof to be Practice's true and lawful attorney-in-fact for the following purposes:

         a. to bill Medicare, Medicaid and CHAMPUS in the name and on behalf of Practice;

         b. to collect all accounts receivable resulting from such billings in the name and on behalf of Practice;

         c. to take possession of and endorse in the name and on behalf of Practice (and/or in the name of an individual physician who has properly reassigned benefits to Practice) any notes, checks, money orders, electronic payments, and other forms of payment of such accounts receivable;

         d. to deposit all such amounts collected, including electronic payments, into an account owned by Practice (the "Physician Deposit Account") with a bank whose deposits are insured by the Federal Deposit Insurance Corporation, which account shall at all times be maintained in accordance with the provisions of Section 2 below; and,

         e. to withdraw funds from the Physician Deposit Account in accordance with the provisions of Section 2 below on behalf and in the name of Practice for the payment of Practice Expenses, and remittance of funds to Practice as provided in the Service Agreement.

     2.  Physician Deposit Account.

         a. Manager shall have access to the Physician Deposit Account solely for the purpose of paying Practice Expenses incurred by or on behalf of Practice, including the payment of Manager's fee, in accordance with the terms of the Service Agreement. Practice agrees to execute and deliver to the bank any and all documents necessary to evidence or effect the special power of attorney granted to Manager in accordance with Section 1 above.

         b. Medicare and Medicaid payments shall be deposited directly to the Physician Deposit Account. Practice and Manager hereby agree that if any Medicare and Medicaid payments are received by Manager on behalf of Practice, such amounts shall be forwarded to the Physician Deposit Account for deposit. Funds from the Physician Deposit Account will only be drawn in the name of Practice. Practice hereby agrees that this payment arrangement will continue in effect only so long as Practice has sole control of the Physician Deposit Account, and the bank is subject only to Practice's instructions regarding the Physician Deposit Account.

         c. In the event that Practice revokes Manager's right to withdraw funds form the Physician Deposit Account, or if Practice withdraws funds from the Physician Deposit Account or takes any other actions with respect to the Physician Deposit Account (unless such actions are required by applicable law) without first obtaining the approval of the Advisory Board in accordance with the Service Agreement (it being understood that all proceeds are intended to be paid over to Manager to pay Practice Expenses and repay any advances made by Manager in accordance with the Service Agreement), and if any such actions remain uncured after notice and ten (10) days opportunity to cure, such actions shall constitute grounds for immediate termination of this Agreement and the Service Agreement as a "Practice Event of Default" thereunder, and Practice hereby acknowledges that Practice has granted to Manager a security interest in Practice's cash proceeds from all collections covered by this Agreement in accordance with Section 5.5 of the Service Agreement. Practice further agrees in the event Practice revokes Manager's right to withdraw funds from the account that Practice shall be deemed to have received any and all amounts retained in the Physician Deposit Account when determining the amount to be remitted by Manager to Practice under the Service Agreement.

     3. Compensation. As reimbursement for services provided under the Service Agreement and this Agreement, Manager shall receive the fees set forth in Section 5.1 and Appendix A of the Service Agreement. The parties have agreed to such fees at arms' length and have determined that such fees represent fair market value for the services provided hereunder and under the Service Agreement.

     4. Construction of Terms. The terms of the Service Agreement shall, to the fullest extent reasonably possible, be construed so as to be consistent with the terms of this Agreement, and all capitalized terms herein shall, except as otherwise expressly provided herein, have the same definitions as set forth in the Service Agreement. In the event of any ambiguity or inconsistency between the terms and conditions of this Agreement and the Service Agreement, the terms and conditions of this Agreement shall govern.

     5. Changes in Reimbursement Laws and Regulations. In the event of changes in laws and regulations that would cause any portion of this Agreement to be illegal or unenforceable, the parties shall promptly amend this Agreement as necessary to comply with such laws and regulations.

     6. Binding on Successors. This Agreement shall be binding upon the parties hereto, and their successors, assigns, heirs and beneficiaries. Without limitation of the foregoing, Manager shall have the same rights to assign this Agreement as provided in Section 14.10 of the Service Agreement with respect to assignment of the Service Agreement.

     7. Governing Law. The validity, interpretation, and performance of this Agreement shall be governed by the laws designated to govern the terms of the Service Agreement.

     8. Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

     9. Amendments. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and any such written modifications or amendments shall be attached hereto.

     10. Notices. Any communications required or desired to be given hereunder shall be deemed to have been served properly if hand delivered, or sent by overnight courier, charges prepaid and properly addressed, to the respective party to whom such notice relates at the following addresses:

     If to Manager or Parent:

          PHYSICIANS' SPECIALTY CORP.
          1150 Lake Hearn Drive, Suite 640
          Atlanta, Georgia 30342
          Attention: Chief Executive Officer

     With a copy of each notice directed to Manager or Parent to:

          Richard H. Brody, Esq.
          Troutman Sanders LLP
          5200 NationsBank Plaza
          600 Peachtree Street, N.E.
          Atlanta, Georgia 30308-2216

     If to Practice or any Physician Shareholder:

          Cleveland Ear, Nose and Throat Center, Inc.
          6000 Rockside Woods Boulevard, Suite 240
          Cleveland, Ohio 44131-2350
          Attention: President

     With a copy of each notice directed to Practice to:

          Robert J. Crump, Esq.
          Walter & Haverfield
          50 Public Square, Suite 1300
          Cleveland, Ohio 44131-2253

or such other address as shall be furnished in writing by any party to the other party. All such notices shall be considered received when hand delivered or one business day after delivery to the overnight courier.

     11. Additional Acts. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

     12. Captions, etc. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement. All Addenda and Exhibits to this Agreement are hereby incorporated into this Agreement by this reference.

     13. Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                        PRACTICE:

                                        CLEVELAND EAR, NOSE, AND THROAT
                                        CENTER, INC.

                                        By:
                                           ----------------------------------

                                        Title:
                                              -------------------------------

                                        MANAGER:

                                        PSC MANAGEMENT CORP.

                                        By:
                                           ----------------------------------

                                        Title:
                                              -------------------------------

                                        PHYSICIAN SHAREHOLDERS:


                                        -------------------------------
                                        Michael Papsidero, M.D.


                                        -------------------------------
                                        John Dobrowski, M.D.


                                        -------------------------------
                                        Bert Brown, M.D.


                                        -------------------------------
                                        Matthew McDonnell, M.D.


                                        -------------------------------
                                        Toribio Flores, M.D.


                                        -------------------------------
                                        Howard L. Levine, M.D.


                                        -------------------------------
                                        Sanford Timen, M.D.